SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 27, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NetScout Systems, Inc. on Wednesday, September 8, 2010 at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts.

At the Annual Meeting, you will be asked to elect three directors nominated by our Board and to ratify the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2011. The accompanying proxy statement describes these matters in more detail.

If you are a stockholder of record, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone—please refer to your vote instruction form for instructions.

It is important that your shares be voted whether or not you attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. Your prompt cooperation will be appreciated.

Very truly yours,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 8, 2010

To the Stockholders of NetScout Systems, Inc.:

The Annual Meeting of Stockholders of NetScout Systems, Inc. will be held on Wednesday, September 8, 2010, at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts, for the following purposes:

1.	To elect three Class II directors nominated by our Board to serve for three year terms or until their respective successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2011.

3.	To consider other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 12, 2010 will be entitled to vote at the meeting and any adjournments.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. No postage is necessary if the proxy card is mailed in the U.S. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by phone—please refer to your enclosed vote instruction form for details. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing.

Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on September 8, 2010. This proxy statement, the proxy card, and NetScout’s Annual Report to Stockholders for the fiscal year ended March 31, 2010 are all available free of charge as described in the attached materials.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 27, 2010

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 27, 2010

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

The Board of Directors, or the Board, of NetScout Systems, Inc., a Delaware corporation, is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at our 2010 Annual Meeting of Stockholders. The proxy materials include the proxy statement, form of proxy, and Annual Report to Stockholders, which contains financial statements for the fiscal year ended March 31, 2010.

You are invited to attend the Annual Meeting on Wednesday, September 8, 2010 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts.

This Proxy Statement and the form of proxy were first made available to stockholders on or about July 27, 2010.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

•	elect three Class II directors nominated by our Board to serve for three year terms or until their respective successors are elected and qualified;

•	ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for the fiscal year ending March 31, 2011; and

•	conduct other business that properly comes before the Annual Meeting or any adjournment.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each nominee to our Board and “FOR” the ratification of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2011.

Who can vote?

Stockholders of record as of July 12, 2010, or the Record Date, may vote. As of July 12, 2010, 41,864,399 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

What is a stockholder of record?

A “stockholder of record” owns NetScout stock which is recorded on the books of our transfer agent, BNY Mellon Shareowner Services. If you hold our stock through a bank, broker, or other intermediary, you are not a stockholder of record but instead hold the stock in a “street name.” If your stock is held in a street name, the stockholder of record of your shares would be the bank, broker, or intermediary. If you are not a stockholder of record, we do not know that you are a stockholder or how many shares you own.

How do I vote my shares?

Whether or not you plan to attend the Annual Meeting, you should vote your shares by completing, signing, and dating the accompanying proxy card and returning it in the enclosed postage prepaid envelope. If your shares are held in a bank or brokerage account you may be eligible to vote electronically or by telephone. Please refer to the vote instruction form for instructions. If you attend the Annual Meeting, you may vote in person, even if you have already voted. If you plan to attend the Annual Meeting and vote, and your shares are held by a bank or broker, you should check with your bank or broker to get the appropriate forms.

Our Board named Anil K. Singhal and David P. Sommers as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted FOR the nominees to our Board and FOR the ratification of the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for the fiscal year ending March 31, 2011. Our Board knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. You should send any written notice of revocation, to be delivered before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary.

How is a quorum determined?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 41,864,399 shares outstanding and entitled to vote.

To determine a quorum, we include votes withheld from any nominee, abstentions, and broker “non-votes.” Broker “non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, which govern this issue regardless of the exchange on which the company is listed, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, and, for the first time, under a new amendment to the New York Stock Exchange rules, as approved by the U.S. Securities and Exchange Commission, or the SEC, the election of directors, even if they are not contested. Therefore, your broker will no longer be permitted to vote for directors on your behalf unless you provide them with specific voting instructions before the date of the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. If there is no quorum, the meeting may adjourn to another date.

What votes are required for election and approval?

The election of directors is determined by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting for each nominee.

On all other proposals, an affirmative vote of a majority of the shares present or represented and voting on each such proposal is required for approval. An automated system administered by the transfer agent tabulates the votes for each proposal. Abstentions are included in the number of shares present or represented and voting on each matter. Therefore, abstentions on votes on specific proposals will have the effect of “no” votes. Broker non-votes are not considered to have been voted “for” or “against” this proposal and have the practical effect of reducing the number of affirmative votes required to elect one or all nominees.

When Are Stockholder Proposals And Director Nominations Due For Next Year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than March 29, 2011. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act.

If you wish to submit a proposal for next year’s Annual Meeting that is not to be included in next year’s proxy materials for such Annual Meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and such proposal or nomination must be received by us no earlier than the close of business of May 11, 2011 and no later than the close of business of June 10, 2011 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Director and Proposal of Other Business.” If the date of next year’s Annual Meeting is advanced by more than 30 days or delayed by more than 60 days after the anniversary of our annual meeting with respect to the year ended March 31, 2010, or if no proxy statement was delivered to the stockholders in connection with the preceding annual meeting, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by us.

You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and Annual Reports. This means that only one copy of our proxy statement and Annual Report to stockholders may have been sent to multiple stockholders in your household. We will deliver a separate copy of those documents to you if you call or write us at our principal executive offices, 310 Littleton Road, Westford Massachusetts 01866, Attn: Investor Relations, telephone: 978 614 4000. If you want to receive separate copies of the proxy statement or Annual Report to stockholders in the future or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Notice Regarding the Availability of Proxy Materials

Stockholders of record will receive printed proxy materials by mail. In accordance with SEC regulations, we may now furnish proxy materials electronically to each stockholder in street name. Accordingly, all of our stockholders in street name will receive a Notice of Internet Availability, which will be mailed on or about July 27, 2010.

On the date of mailing of the Notice of Internet Availability, such stockholders will be able to access all of the proxy materials on the internet, free of charge, at www.netscout.com/investors. The Notice of Internet Availability will instruct you how to access the proxy materials (including our Annual Report to Stockholders) over the internet. The website will have instructions on how to vote by internet or telephone. The Notice of Internet Availability will also instruct you how to request a paper copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials set out in the Notice of Internet Availability.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth the current directors and the nominees to be elected at the Annual Meeting, as described more fully below:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class
Nominees:
Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2013	II
John R. Egan (2000)	Director	2013	II
Stuart M. McGuigan (2005)	Director	2013	II

Continuing Directors:
Victor A. DeMarines (2004)	Director	2012	I
Vincent J. Mullarkey (2000)	Director	2012	I
Joseph G. Hadzima, Jr. (1998)	Director	2011	III
Stephen G. Pearse (2007)	Director	2011	III

The nominees for Class II directors are Messrs. Singhal, Egan, and McGuigan

Messrs. Singhal, Egan and McGuigan are Class II directors whose terms expire at this Annual Meeting and who are nominees for re-election for a term that would expire upon the election and qualification of directors at the Annual Meeting to be held in 2013.

Continuing Directors

The Board is also composed of two Class I directors, Messrs. DeMarines and Mullarkey, whose terms expire in 2012, and two Class III directors, Messrs. Hadzima and Pearse, whose terms expire in 2011.

As of the Record Date, the size of the Board is fixed at seven members. NetScout’s by-laws and certificate of incorporation divide the Board into three classes. The members of each class of directors serve for staggered three-year terms.

Proposal and Recommendation

Our Board has nominated and recommended that Messrs. Singhal, Egan, and McGuigan be re-elected as Class II directors, to hold office until the Annual Meeting to be held in the year 2013 or until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board knows of no reason why the nominees would be unable or unwilling to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as our auditors for the fiscal year ending March 31, 2011. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s selection, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS SELECTION OF AUDITORS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	56	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	58	Chief Operating Officer
David P. Sommers	63	Senior Vice President, General Operations and Chief Financial Officer, Treasurer, and Secretary
John W. Downing	52	Senior Vice President, Worldwide Sales Operations
Jeffrey R. Wakely*	46	Vice President, Finance and Chief Accounting Officer
Victor A. DeMarines	73	Director
John R. Egan	52	Director
Joseph G. Hadzima, Jr.	58	Director
Stuart M. McGuigan	51	Director
Vincent J. Mullarkey	62	Director
Stephen G. Pearse	52	Director

*	Mr. Wakely tendered his resignation from the Company effective May 31, 2010.

Executive Officers

Anil Singhal co-founded the Company in June 1984 and has served as our Chairman, President, Chief Executive Officer, and Director since January 2007. From January 2001 until January 2007, Mr. Singhal served as President, Chief Executive Officer, Treasurer, and Director. Mr. Singhal has served as a director since our inception. The Company’s Nominating and Corporate Governance Committee, or Nominating Committee, believes that as both co-founder and Chief Executive Officer, Mr. Singhal provides extensive technology vision and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. The Committee further believes that Mr. Singhal’s business expertise and dedication to the Company’s future success add value to the Company and uniquely qualify him to serve as the Company’s Chairman and Chief Executive Officer.

Michael Szabados has served as our Chief Operating Officer since April 2007. Before that, he served as Senior Vice President, Product Operations for over five years.

David P. Sommers has served as our Senior Vice President, General Operations, Chief Financial Officer, Treasurer, and Secretary since April 2007. Before that, he served as Senior Vice President, General Operations and Chief Financial Officer for over five years.

John W. Downing has served as our Senior Vice President, Worldwide Sales Operations since April 2007. Before that, he served as Vice President, Worldwide Sales Operations for over five years.

Directors

Victor A. DeMarines has been a NetScout director since June 2004. From 1962 until his retirement in 2000, Mr. DeMarines was the President and Chief Executive Officer of MITRE Corporation, and he continues to serve as a member of the Board of Trustees and as Chairman of the Technology Committee of MITRE Corporation. Since 2002, he has been a member of the Board and is currently a member of the Stock Option Committee and Audit Committee of Verint Systems Inc., a publicly-held provider of systems for security applications and enterprise business intelligence. Mr. DeMarines is also a member of the US Strategic Command’s “Strategic Advisory Group”. The Company’s Nominating Committee believes that Mr. DeMarines’ experience as Chief Executive Officer of MITRE, together with his service on another public company board provide insightful federal government sector and global business experience to the Company.

John R. Egan has been a NetScout director since October 2000. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England-based, information technology, and early-stage investments. Since 1992, he has been a member of the Board at EMC Corporation, a publicly-held provider of computer storage systems and software. Mr. Egan has also been a director of VMware, Inc., a publicly-held provider of virtualization solutions, and a member of its Mergers and Acquisitions Committee since April 2007. The Company’s Nominating Committee believes that Mr. Egan’s extensive understanding and involvement in the information technology industry together with his executive leadership roles and his service on other public company boards provides invaluable experience to the Company.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2001 he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management. The Company’s Nominating Committee believes that Mr. Hadzima’s experience with emerging technology companies, his prior legal experience, and his service on other boards provide the Company with valuable business perspective and insight into emerging technologies that may impact the business and strategies of the Company and qualify him to serve as a director of the Company.

Stuart M. McGuigan has been a NetScout director since August 2005. Since December 2008, Mr. McGuigan has been Senior Vice President and Chief Information Officer of CVS Caremark Corporation. Prior to this, Mr. McGuigan served as Senior Vice President and Chief Information Officer for Liberty Mutual Insurance Group from 2004 to 2008. From 1988 to 2004, Mr. McGuigan held a variety of business and technology executive positions at Merck and Medco Health Solutions, including Senior Vice President, Information Services. The Company’s Nominating Committee believes Mr. McGuigan’s service in numerous financial, operational, executive and director roles in the healthcare and insurance industries provide the Company with valuable leadership skills and an exceptional understanding of global business operations in some of the Company’s key verticals.

Vincent J. Mullarkey has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, Inc., a publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998. The Company’s Nominating Committee believes that Mr. Mullarkey’s board and audit committee experience in other public companies coupled with his financial experience in the technology arena provide the Company with essential business and financial expertise.

Stephen G. Pearse has been a NetScout director since May 2007. He has been a principal with investment firms Yucatan Rock, Inc. since 2001 and Common Angels since 2004 and sits on the boards of Emerson Hospital and Communities for Restorative Justice. The Company’s Nominating Committee believes that Mr. Pearse’s experience in the telecommunications and wireless industries provides useful insight to a key vertical focus of the Company and qualifies him for services as director of the Company.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each beneficial owner of more than 5% of our common stock, each executive officer named in the Summary Compensation Table, each director, and all executive officers and directors as a group. Under applicable SEC rules and regulations, a person is considered to beneficially own our common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of our common stock.

Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned
Anil K. Singhal(2)	4,085,108	9.8%
David P. Sommers(3)	201,796	*
Michael Szabados	62,868	*
John W. Downing(4)	78,187	*
Victor A. DeMarines(5)	42,792	*
John R. Egan(6)	72,792	*
Joseph G. Hadzima, Jr.(7)	170,074	*
Vincent J. Mullarkey(8)	92,792	*
Stuart M. McGuigan(9)	24,142	*
Stephen G. Pearse(10)	14,495	*
Jeffrey R. Wakely	3,513	*
Invesco Ltd.(11) 1555 Peachtree Street NE Atlanta, GA 30309	4,351,396	10.4%
Jyoti Popat(12) c/o Atlantic Trust Company 100 Federal Street Boston, MA 02110	3,730,880	8.9%
Brown Capital Management, Inc.(13) 1201 N. Calvert Street Baltimore, Maryland 21202	3,107,637	7.4%
Cadian Capital Management, LLC(14) 461 Fifth Avenue 24th Floor New York, New York 10017	2,500,010	6.0%
Blackrock, Inc.(15) 40 East 52nd Street New York, NY 10022	2,115,235	5.1%
All executive officers and directors as a group (11 persons)(16)	4,848,558	11.5%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to options which may be exercised within 60 days of the Record Date or restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.
(2)

Includes 340,000 shares held by a family limited partnership, of which Mr. Singhal and his spouse are the general partners and trusts for the benefit of their children are the limited partners. Includes 36,700 shares held by a charitable foundation of which Mr. Singhal and his spouse are trustees. Previously, the shares beneficially owned by Mr. Singhal’s spouse were separately reported by such spouse. As of the Record Date, Mr. Singhal’s spouse did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the 1,224,972 shares held by a trust of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 543,303 shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 32,000 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.

(3)	Includes 75,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.
(4)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.
(5)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date. The shares deemed to be beneficially owned by Mr. Hadzima do not include an aggregate of 41,328 shares held in trust for the benefit of Mr. Hadzima’s children.
(8)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes 1,350 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes 5,231 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010. Includes 4,280,842 shares held by Invesco National Trust Company, or Invesco; and 70,554 shares held by Invesco PowerShares Capital Management. Includes 4,277,242 shares for which Invesco has the sole power to vote and 70,554 shares for which Invesco PowerShares Capital Management has the sole power to vote. Invesco and Invesco PowerShares Capital Management are subsidiaries of Invesco Ltd. Based on information received from Invesco, approximately 3,730,880 of the 4,277,242 shares reported to be held by Invesco are attributable to shares also reported with respect to Narendra Popat and Jyoti Popat because a subsidiary of such company is a trustee of the various trusts which hold the shares reported with respect to Narendra Popat and Jyoti Popat.
(12)	The information listed herein is based on information provided to the Company by the reporting person. Includes an aggregate of 1,435,795 shares of common stock held by a trust for the benefit of Ms. Popat’s spouse, Narendra Popat, a co-founder and former officer and director of NetScout, for which Ms. Popat and Mr. Popat are co-trustees; 614,420 shares held by a trust for the benefit of Ms. Popat’s spouse for which Ms. Popat is one of two trustees of such trust; 67,213 shares of common stock held by The HOPE Foundation USA—1999, a charitable trust, of which Ms. Popat and her spouse are co-trustees; and 1,055,555 shares of common stock held by two trusts for the benefit of Ms. Popat’s children, of which Ms. Popat is one of two trustees of each such trust. Does not include an aggregate of 130,000 shares of common stock held by The Popat Family Trust—2001 for which neither Ms. Popat nor her spouse is a trustee. Previously, the shares beneficially owned by Narendra and Jyoti Popat were separately reported by each spouse. As of the Record Date, Narendra Popat did not beneficially own at least five percent of the Company’s outstanding common stock, and therefore the shares for which Mr. Popat is deemed to be the beneficial owner are reported herein by Ms. Popat.
(13)	Based solely on a Schedule 13G/A filed with the SEC on January 27, 2 010. Includes 1,454,094 shares for which such reporting person has the sole power to vote.
(14)	Based solely on a Schedule 13G filed with the SEC on May 11, 2010. Eric Bannasch is a managing member of Cadian Capital Management, LLC. Therefore, Mr. Bannasch may be deemed to be the beneficial owner of the 2,500,010 shares directly owned by Cadian Capital Management, LLC.
(15)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010. Includes 2,115,235 shares for which such reporting person has the sole power to vote.
(16)	Includes an aggregate of 266,350 shares issuable upon exercise of options exercisable within 60 days of the Record Date and an aggregate of 31,386 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Singhal. The Board believes combining the position of Chief Executive Officer and Chairman is in the best interest of the Company and its stockholders. As one of the co-founders of the Company, Mr. Singhal provides extensive technology vision and leadership; historical knowledge of the Company, its customers, and solutions; and a deep understanding of the opportunities and challenges facing the Company today. Those attributes, together with his combined role, place him in the best position to ensure the Board and management act with a common purpose to execute the Company’s strategic initiatives and business plans. To reinforce director independence and provide for leadership separate from the Chairman, the Company’s Board appointed Jack Egan as lead independent director.

Director Independence

Our Board has determined that each of Messrs. DeMarines, Egan, Hadzima, McGuigan, Mullarkey, and Pearse is independent within the meaning of our director independence standards and the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the SEC. Furthermore, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating Committee of our Board is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board. The Lead Independent Director, currently Mr. Egan, chairs the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating Committee is responsible for reviewing with our Board the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board. This assessment includes consideration of the following minimum qualifications that our Nominating Committee believes must be met by all directors:

•	Directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with our image and reputation;

•	Directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•

Directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	Directors must have a commitment to enhancing stockholder value.

The Nominating Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•

An understanding of and experience in the network application/performance management solutions market, the market for networking solutions generally and related accounting, legal, finance, product, sales and/or marketing matters;

•

Experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC; and

•	Leadership experience with public companies or other major organizations.

•

Diversity of the Board, taking into account the business and professional experience, educational background, reputation, industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes of the candidates.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for nominating persons for election as directors of the Company. Our Board delegates the initial selection process to our Nominating Committee, with the expectation that other members of our Board, and of management, will take part in the process as appropriate.

Generally, the Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders, or through such other methods as our Nominating Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating Committee and set forth in the Corporate Governance Guidelines. The Nominating Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating Committee deems to be helpful in the evaluation process. The Nominating Committee then meets to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board. Based on the results of the evaluation process, the Nominating Committee recommends candidates for our Board’s approval as director nominees for election to the Board. The Nominating Committee also recommends candidates for the Board’s appointment to the committees of our Board.

Stockholder Recommendations For Nominees As Directors and the Proposal of Other Business

Our Nominating Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director nominations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director nominations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2011, or the 2011 Annual Meeting, must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in the Company’s amended by-laws.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business brought before the meeting in accordance with the procedures set forth above and in our by-laws will be conducted at a meeting of stockholders. We have not received any stockholder recommendations or nominations with respect to our Annual Meeting.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than March 29, 2011. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act.

If you wish to submit a proposal for the 2011 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and such proposal or nomination must be received no earlier than the close of business of May 11, 2011 and no later than the close of business of June 10, 2011 and must satisfy the requirements described above and in our by-laws.

Policy Governing Security Holder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole or to a specific member of the Board, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Director, Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Director, Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board, and/or to the director to whom the communication is addressed.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. All seven members of our Board attended the Annual Meeting of Stockholders held on September 9, 2009.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website, available at http://www.netscout.com/investors/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://www.netscout.com/investors/. Contents of our website are not part of or incorporated by reference into this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board met seven times and took action by written consent one time during the fiscal year ended March 31, 2010. Each of the directors attended at least 75% of the total number of meetings of our Board and the committees on which they served during fiscal year 2010. The Board has standing Audit, Compensation, Nominating and Corporate Governance, and Finance Committees. Until April 29, 2009, the Board had a standing Equity Compensation Committee, the responsibilities of which have since been transferred to the Compensation Committee.

Audit Committee

The Audit Committee, of which Messrs. DeMarines, Egan, Hadzima, and Mullarkey are members, is responsible for (1) reviewing and overseeing the financial reports we provide to the SEC, our stockholders, or to the general public, and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices; (2) ensuring the independence of the independent auditor and thereby furthering the integrity of our financial reporting; and (3) establishing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. Additionally, the Audit Committee reviews and monitors the company’s compliance with its related party transaction approval policy. A copy of the Audit Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. The Audit Committee met eight times during the fiscal year ended March 31, 2010. Mr. Mullarkey serves as the Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under the rules of the SEC. Our Board has determined that each member of our Audit Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members.

Compensation Committee

The Compensation Committee, of which Messrs. Hadzima, McGuigan, and Pearse are members, is responsible for discharging the responsibilities of the Board relating to the compensation of our executives, administering our incentive compensation and stock plans, reviewing and making recommendations with respect to our benefit plans and human resource activities, and reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis. A copy of the Compensation Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. Our Compensation Committee met seven times during the fiscal year ended March 31, 2010. Mr. Hadzima serves as the Chairman of the Compensation Committee. The Board has determined that each member of our Compensation Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating Committee, of which Messrs. DeMarines, Egan, McGuigan, and Pearse are members, is responsible for identifying individuals qualified to become directors, recommending to our Board the director nominees for election, and monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. A copy of the Nominating Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/.

Our Nominating Committee met two times during the fiscal year ended March 31, 2010. Mr. Egan serves as the Chairman of the Nominating Committee. The Board has determined that each member of the Nominating Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards.

Finance Committee

The Finance Committee, of which Messrs. Mullarkey, DeMarines, Hadzima, and Egan are currently members, considers strategic initiatives and other opportunities that may become available to the Company from time to time. During the fiscal year ended March 31, 2010, the Finance Committee met seven times.

Equity Compensation Committee

On April 29, 2009, the activities previously undertaken by the Equity Compensation Committee reverted to the Compensation Committee. Prior to April 29, 2009, the Equity Compensation Committee, of which Mr. Singhal was the only member, was responsible for granting equity-based awards under our equity incentive plans to employees and consultants who are not Named Executive Officers (as defined below) or directors of the Company and to generally exercise rights similar to those held by our Compensation Committee with respect to those grants. The Equity Compensation Committee operated under guidelines established by the Board and reported all options granted at each regularly scheduled meeting of our Board. The Equity Compensation Committee took action by written consent one time during the fiscal year ended March 31, 2010.

Report of Audit Committee of the Board of Directors1

This report is submitted by the Audit Committee of the Board, which reviews with the Company’s management and independent registered public accounting firm the annual consolidated financial statements and such firm’s opinion thereon, reviews the results of the integrated audit of the Company’s annual consolidated financial statements and internal control over financial reporting, evaluates the effectiveness of the independent auditors, recommends the retention of or potential change in the independent auditors to the Board, approves all fees to be paid by the Company to its independent auditors and reviews the Company’s accounting policies, disclosure controls and procedures and internal control over financial reporting. The Audit Committee is currently comprised of Messrs. DeMarines, Egan, Hadzima, and Mullarkey, and each is independent within the meaning of the Company’s, SEC’s, and NASDAQ’s director independence standards. Mr. Mullarkey serves as the Chairman of the Audit Committee and is an audit committee financial expert as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board. This charter is reviewed and reassessed annually.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including disclosure controls and procedures and internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements of the Company for the year ended March 31, 2010 with management, including a discussion of the quality, not just the acceptability, of the implementation of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and reviewed the Company’s disclosure controls and procedures and internal control over financial reporting, including management’s assessment of the effectiveness of its internal control over financial reporting.

[1]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

The Audit Committee reviewed the results of the integrated audit with PricewaterhouseCoopers LLP, the Company’s independent registered accounting firm who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the design and effective operation of, the Company’s internal control over financial reporting as of March 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee also reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s selection and implementation of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee also discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence. The Audit Committee met eight times in fiscal 2010.

During fiscal 2010 senior members of the Company’s financial and legal management participated in each of the regularly scheduled meetings. At these regularly scheduled meetings the Company’s independent auditors and external legal counsel were also present. The Audit Committee discussed with the Company’s management and independent auditors the overall plan for the integrated audit, the results of their examinations, their assessment of the Corporation’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also held separate executive discussions with the Corporation’s independent auditors without the presence of management.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with PricewaterhouseCoopers LLP that firm’s independence. Based on its review of the Company’s consolidated financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did formally recommend, to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Respectfully submitted by the Audit Committee

Vincent J. Mullarkey, Chairman

Victor A. DeMarines

John R. Egan

Joseph G. Hadzima, Jr.

The Board’s Role in Risk Oversight

The Board administers risk management and oversight and through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Board seeks to ensure that risk management principles are incorporated in the Company’s strategic planning and management processes. This comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board monitors the information it receives and requests from management and provides oversight and guidance to our senior management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.

Our senior executives regularly attend meetings of the Board and its committees and provide the Board and its committees with reports regarding the Company’s operations, strategies and objectives and the risks inherent within them. Board and committee meetings also provide a venue for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three principal committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors as the committee deems appropriate to discharge its responsibilities under such committee’s charter.

The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent auditors, including their qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee also provides oversight with respect to the Company’s risk management process and litigation, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management. The Audit Committee has also deliberated on enterprise risk management analysis.

Our Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with our stockholders. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short and long-term incentives, are described below under “Compensation Discussion and Analysis.”

The Nominating Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education and the Company’s Corporate Governance Guidelines and other governance documents. The Nominating Committee also oversees the Company’s overall compliance program. The Nominating Committee has conducted Board-wide risk and compliance education.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Summary

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2010 to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers during the fiscal year ended March 31, 2010. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Restricted Stock Unit Awards(2)($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value(3)($)	All Other Compensation(4)($)	Total($)
Anil K. Singhal	2010	325,346	—	133,000	283,000	44,972	786,318
Chairman, CEO and President	2009	318,747	—	750,000	283,000	40,850	1,392,597
	2008	300,000	—	500,000	283,000	49,625	1,132,625

Michael Szabados	2010	275,346	249,028	55,000	—	—	579,374
Chief Operating Officer	2009	268,747	224,099	313,000	—	—	805,846
	2008	250,000	57,781	200,000	—	10,860	518,641

David P. Sommers	2010	250,346	184,565	44,000	—	—	478,911
Senior VP and CFO	2009	241,249	166,804	250,000	—	—	658,053
	2008	215,000	49,310	180,000	—	—	444,310

Jeffrey R. Wakely	2010	190,346	64,717	17,600	—	—	272,663
VP, Finance and CAO	2009	186,752	61,195	93,000	—	—	340,947
	2008	177,000	19,112	80,000	—	—	276,112

John W. Downing(1)	2010	200,346	205,541	196,475	—	—	602,362
Senior VP, Worldwide Sales Operations	2009	187,500	185,166	250,779	—	—	623,445
	2008	150,000	66,330	240,588	—	—	456,918

(1)	The information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions and bonus for the years ended March 31, 2010 and 2009. For the year ended March 31, 2008, the information presented for Mr. Downing under the “Non-Equity Incentive Plan Compensation” column consists of sales commissions only.
(2)	Represents share based compensation expense recognized during the year in accordance with Generally Accepted Accounting Principles (GAAP). When granted, restricted stock units vest over four years and are valued based upon the closing market price of our common stock at the date of grant. In fiscal 2008, 2009, and 2010, Mr. Singhal declined restricted stock unit grants due to his already large stock ownership as co-founder and his desire to reserve the equity incentives for other employees.
(3)	Change in Pension Value for Mr. Singhal represents vesting in fiscal 2010, 2009, and 2008 towards a future retirement benefit. Total future severance payments are projected at $1,400,000 and vest over 4 years 8 months beginning in the fourth quarter of the fiscal year ended March 31, 2007. Mr. Singhal’s future retirement benefit also includes a projected $200,000 in payments for future health benefits.
(4)	See the All Other Compensation Table below for additional information.

Option Awards. We did not make any option grants during the fiscal years ended March 31, 2010, 2009, and 2008 to any of our Named Executive Officers. Therefore, we have omitted this column.

Nonqualified Deferred Compensation Earnings. We currently do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers.

All Other Compensation Table

Name and Principal Position	Fiscal Year	Car Usage($)	Financial and Legal Counseling($)	401(K) Match($)	Other(1)($)	Total($)
Anil K. Singhal	2010	7,797	27,700	7,350	2,125	44,972
	2009	7,291	25,000	7,434	1,125	40,850
	2008	9,632	32,400	6,933	660	49,625

Michael Szabados(2)	2010	—	—	—	—	—
	2009	—	—	—	—	—
	2008	—	3,000	7,200	660	10,860

(1)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer. These other benefits include: patent program awards, the value of supplemental life insurance premiums, and spousal attendance at company sponsored events.
(2)	Totals for fiscal years 2010 and 2009 did not exceed the disclosure thresholds relative to Mr. Szabados.

Possible Payouts Under Non-Equity Incentive Plan Awards

The following table shows for the fiscal year ended March 31, 2010, certain information regarding grants of plan-based awards to our Named Executive Officers:

Possible Payouts Under Non-Equity Incentive Plan Awards in Fiscal 2010

Name	Grant Date	Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold($)	Target($)	Maximum($)(1)
Anil K. Singhal	April 29, 2009	—	$600,000	—
David P. Sommers	April 29, 2009	—	$200,000	—
Michael Szabados	April 29, 2009	—	$250,000	—
John W. Downing	April 29, 2009	—	$275,000	—

(1)	Actual non-equity incentive plan awards are made based on various factors including the Company’s overall performance, as described more fully in the Compensation Discussion and Analysis. As described, the Company has not set prescribed maximum payments, and the possible award could exceed 100% of an individual’s target if the Company exceeded its goals and the individual met or exceeded his goals. However, the Company expects that awards exceeding 100% would be rare.

We did not make any awards under any equity incentive plan or any other stock or option awards during the fiscal year ended March 31, 2010 to any of our Named Executive Officers. Therefore, we have omitted these columns.

Outstanding Equity Awards at Fiscal Year End Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Anil K. Singhal	—	—	—	—	—	—	—
Michael Szabados	2/4/2008	—	—	—	—	50,000	739,500
	7/17/2002	1,250	—	4.30	7/17/2012	—	—

David P. Sommers	2/4/2008	—	—	—	—	35,000	517,650
	6/13/2003	25,000	—	4.22	7/17/2012	—	—
	6/27/2001	50,000	—	5.26	6/27/2011	—	—

Jeffrey R. Wakely	2/4/2008	—	—	—	—	12,500	184,875

John W. Downing	2/4/2008	—	—	—	—	35,000	517,650
	4/5/2007	—	—	—	—	5,000	73,950
	1/5/2004	20,000	—	7.85	1/05/2014	—	—

Unearned Equity Incentive Plan Awards. We do not have any unearned equity incentive plan awards for any of our Named Executive Officers and have therefore omitted the corresponding columns.

Option Exercises and Stock Vested in Fiscal Year 2010 Table

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the fiscal year ended March 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
David P. Sommers	200,000	1,881,414	22,257	324,713
Michael Szabados	107,000	325,058	29,757	433,988
John W. Downing	113,750	1,099,178	24,757	350,749
Jeffrey R. Wakely	—	—	8,466	118,319

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the exercise date and subtracting from that amount the exercise price multiplied by the number of shares acquired on such exercise date.
(2)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Pension Benefits Table

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers

Name	Fiscal Year	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Anil K. Singhal	2010	39 months	920,000	—
	2009	27 months	637,000	—
	2008	15 months	354,000	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. These benefits vest over 4 years and 8 months beginning in January 2007 at a rate of 1.5 years for every year of future service, prorated for any partial year. Total future severance payments assuming 100% vesting are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $200,000 in payments for future health benefits. These benefits are an unfunded obligation.

Non-Qualified Deferred Compensation Table

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2010

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	All Other Compensation($)	Total($)
Victor A. DeMarines	54,400	60,159	40,000	154,559
John R. Egan	89,600	60,159	40,000	189,759
Joseph G. Hadzima, Jr.	64,200	60,159	40,000	164,359
Stuart M. McGuigan	46,500	60,159	40,000	146,659
Vincent J. Mullarkey	68,400	60,159	40,000	168,559
Stephen G. Pearse	46,500	60,159	40,000	146,659

Non-employee directors are compensated $30,000 annually for their services and also receive compensation of $1,500 for each regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $30,000. Non-employee directors currently receive $8,000 annually for serving on the Audit Committee and $6,000 annually for serving on either the Compensation Committee or Nominating Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $20,000 for the Audit Committee, and $6,000 for either the Compensation Committee or Nominating Committee. Finance Committee members receive $1,000 for each meeting attended in person and $800 for each meeting attended via telephone. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee thereof and for attendance at approved director education programs. Non-employee directors are granted annually equity-based awards in the form of restricted stock units representing $60,000 of NetScout common stock. In addition, upon the annual vesting of these restricted stock units the non-employee directors receive $40,000 to defray the corresponding tax liability. These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our directors.

Stock Plans

1999 Stock Option and Incentive Plan. Our 1999 Stock Option and Incentive Plan, as amended, or the 1999 Stock Option Plan, was adopted by the Board in April 1999 and was approved by our stockholders in June 1999. The 1999 Stock Option Plan was replaced by our 2007 Equity Incentive Plan effective September 12, 2007 and no further grants were made under the 1999 Stock Option Plan after such date. The 1999 Stock Option Plan provided for the grant of stock-based awards to our employees, officers and directors, consultants, or advisors. Under the 1999 Stock Option Plan, we could grant options that were intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options could be granted only to our employees. A total of 9,500,000 shares were reserved for issuance under the 1999 Stock Option Plan.

The 1999 Stock Option Plan is administered by our Compensation Committee. Payment of the exercise price of an award under the 1999 Stock Option Plan may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The 1999 Stock Option Plan provides, subject to certain conditions, that upon an acquisition of the Company, 25% of each unvested portion of any awards will accelerate and become exercisable, with the remaining 75% of each unvested portion to continue vesting throughout the term of such awards.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 1999 Stock Option Plan shall be free of some or all restrictions.

As of the Record Date, options to purchase an aggregate of 741,281 shares of common stock at an average exercise price of $7.88 per share were outstanding under the 1999 Stock Option Plan, and we had granted restricted stock units representing 1,015,899 shares of common stock, with 24,118 shares outstanding.

2007 Equity Incentive Plan. Our 2007 Equity Incentive Plan, or the 2007 Plan, was adopted by the Board in September 2007 and was approved by our stockholders at the September 12, 2007 annual meeting of stockholders. The 2007 Plan replaces the 1999 Stock Option Plan. The 2007 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2007 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. The maximum number of shares as to which equity awards may be granted under the 2007 Plan is 5,000,000 shares (subject to certain adjustments under the 2007 Plan), of which no more than 500,000 shares may be granted to any one person.

The 2007 Plan is administered by our Compensation Committee. Subject to the provisions of the 2007 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award. For administrative convenience, the Board established the Equity Compensation Committee, which was responsible until April 29, 2009 for granting share-based awards to employees and consultants of NetScout and our subsidiaries who are not directors or Named Executive Officers of the Company. The Equity Compensation Committee operated under guidelines established by the Board. The Equity Compensation Committee had the authority to select the employees and consultants to whom awards are granted (except for directors and such Named Executive Officers) and determine the terms of each award, including the number of shares of common stock subject to the award. On April 29, 2009, the activities previously undertaken by the Equity Compensation Committee reverted to the Compensation Committee.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

As of the Record Date, we had granted restricted stock units representing 3,063,476 shares of common stock, with 1,786,912 shares outstanding.

1999 Employee Stock Purchase Plan, as amended. The 1999 Employee Stock Purchase Plan, as amended, or the 1999 Purchase Plan, was adopted by the Board in April 1999 and was approved by our stockholders in June 1999. The plan was amended by our Board on January 17, 2001, July 18, 2001, and April 29, 2003. A total of 500,000 shares of common stock were originally reserved for issuance under the 1999 Purchase Plan. In September 2003, at our annual meeting, an additional 750,000 shares were approved, for a total of 1,250,000 shares reserved for issuance under the 1999 Purchase Plan. The Board suspended the 1999 Purchase Plan as of October 31, 2005

1997 and 2000 Incentive Plans. Upon the consummation of our acquisition of NextPoint Networks, Inc., or NextPoint, we assumed NextPoint’s 1997 Stock Incentive Plan and 2000 Stock Incentive Plan or, collectively, the NextPoint Plans, and all outstanding options which had been issued pursuant to each plan. Options to purchase shares of NextPoint common stock were converted into options to purchase shares of our common stock. In general, options granted pursuant to the 1997 Stock Incentive Plan or the 2000 Stock Incentive Plan are not transferable or assignable except by will or the laws of descent and distribution. The 1997 Stock Incentive Plan provided that all outstanding options become immediately exercisable upon the consummation of the NextPoint acquisition. However, certain NextPoint option holders executed an agreement providing that (i) only 50% of such option holder’s options would become exercisable immediately following the acquisition and (ii) the remainder of the unexercisable options would become exercisable in equal quarterly amounts over the two years following the acquisition. Under the 2000 Stock Incentive Plan, options generally become exercisable over a four-year period from a specific date. As of the Record Date, there were no outstanding options under the 1997 Stock Incentive Plan or the 2000 Stock Incentive Plan. No additional option grants will be made under the 1997 Stock Incentive Plan or the 2000 Stock Incentive Plan.

The following table sets forth securities authorized for issuance under our stock option plans as of fiscal year ended March 31, 2010:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by security holders	1,926,117	$7.60	3,016,130
Equity compensation plans not approved by security holders	—	—	—
Total	1,926,117	$7.60	3,016,130

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 60% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit, which was $16,500 (or $22,000 for individuals at least 50 years of age) in calendar year 2010, to the 401(k) plan. At the discretion of our Board, we may make matching contributions to the 401(k) plan. During the plan year ended December 31, 2010, we matched 50% of employee contributions up to 6% of compensation. Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board, we may make profit-sharing contributions to the 401(k) plan for all eligible employees. During the plan year ended December 31, 2010, we made no profit-sharing contributions to the 401(k) plan.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual bonus based on company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,000 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits will vest at a rate of 1.5 years for every year of future service, prorated for any partial year.

We also entered into severance agreements in May 2009 after the end of our fiscal year ended March 31, 2009 with our Named Executive Officers which are described under the heading “Post Termination Compensation” in Compensation Discussion and Analysis below.

Each of these agreements was approved by a majority of our Board and by a majority of the disinterested members of our Board. All future transactions, if any, with our executive officers, directors, and affiliates will be approved in accordance with our related party transaction policy discussed below under “Transactions with Related Persons”.

Potential Payments Upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each Named Executive Officer would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on March 31, 2010. The information is provided relative to the Named Executive Officer’s termination or change of control arrangements as of the Record Date and assumes such arrangements were actually in effect as of March 31, 2010. The values relating to vesting of stock options and restricted stock unit awards are based upon a per share fair market value of our common stock of $14.79 the closing price reported on the NASDAQ Global Market on March 31, 2010, the last trading day of the year ended March 31, 2010. Actual payments made at any future date will vary based on various factors including, salary and bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control. For purposes of the payments associated with a change of control set forth in following table, we have assumed that the respective Named Executive Officer was terminated on March 31, 2010 and that such arrangements were actually in effect as of such date. Please refer to the heading “Post Termination Compensation” below in Compensation Discussion and Analysis for a discussion of the particular terms of the applicable termination or change or control arrangements reflected in the table below.

Name	Termination Event*	Salary and Other Cash Payments ($)		Vesting of Stock Options ($)(3)	Vesting of RSUs ($)(3)	Health and Dental Benefits ($)
Anil K. Singhal(1)	Termination without cause or resignation for good reason other than in the context of a change of control

	Termination without cause or resignation for good reason within one year following a change of control

Michael Szabados	Termination without cause or resignation for good reason other than in the context of a change of control	$275,000	(2)	—		—

	Termination without cause or resignation for good reason within one year following a change of control	$525,000		—	$369,750	—

David P. Sommers	Termination without cause or resignation for good reason other than in the context of a change of control	$250,000	(2)	—		—

	Termination without cause or resignation for good reason within one year following a change of control	$450,000		—	$258,825	—

John W. Downing	Termination without cause or resignation for good reason other than in the context of a change of control	$200,000	(2)	—		—

	Termination without cause or resignation for good reason within one year following a change of control	$315,623		—	$295,800	—

*	All agreements include a clawback provision releasing the Company from its obligation to make additional payments and requiring the relevant executive to repay the Company for amounts paid in the event an investigation by Company reveals the executive engaged in fraudulent, dishonest, or criminal acts. The agreements provide for notice and an opportunity to cure. Chart excludes Jeffrey Wakely due to his resignation on May 31, 2010.

(1)	See Post Termination Compensation Section detailing any post termination payments Mr. Singhal is entitled to under his employment agreement.
(2)	Payments to be made in equal installments over a 12 month period following termination. In the event of death within the 12 month period, payments will be accelerated and made to the deceased’s estate within 30 days.
(3)	Upon a termination without cause or a resignation for good reason within one year following a change in control, Messrs. Szabados, Sommers and Downing are entitled to acceleration of certain unvested equity-based awards. All of such unvested equity-based awards with respect to such Named Executive Officers are assumed to have accelerated as of March 31, 2010, the last trading day of the year ended March 31, 2010. The amount shown in this column represents the difference between the exercise price and the fair market value of the accelerated options assuming a $14.79 fair market value of our stock on March 31, 2010.

Compensation Discussion and Analysis

Overview

The goal of NetScout’s executive officer compensation program is to retain and reward highly qualified, talented leaders who create long term stockholder value. The program is designed to align management’s interest with that of stockholders, and motivate senior executives to increase our long-term growth and profitability while attempting to minimize risks that could result from compensation decisions. As described below, NetScout, acting through the Chief Executive Officer and Compensation Committee, weighs the appropriate mix of compensation elements, including the allocation between cash and equity, for each executive officer to help achieve those objectives.

Compensation Objectives

NetScout uses its compensation program to achieve the following objectives:

•	To provide compensation opportunities that attract, motivate, and retain the best talent and highest caliber people possible to serve our customers and achieve our strategic objectives.

•	To align management’s interest with our success, including by linking compensation and performance, based on the attainment of both company goals and individual goals.

•	To align management’s interest with stockholders by including long-term equity incentives.

•	To increase our revenue, to increase our profitability and accordingly increase stockholder value.

NetScout periodically considers its compensation objectives and formally reviews its objectives and practices with the Compensation Committee in connection with the annual review and approval of executive officer compensation.

Compensation Policies

To achieve NetScout’s compensation objectives, NetScout and the Compensation Committee have developed an executive compensation program comprising cash compensation in the form of base salary and annual incentive cash bonuses and long-term incentive awards in the form of equity incentive grants. The Compensation Committee reviews the program at least annually to evaluate whether it supports NetScout’s long-term goals.

The Compensation Committee reviews the total mix of the elements of compensation, such as short-term versus long-term compensation and cash versus equity compensation, in light of NetScout’s overall compensation goals. The Compensation Committee also takes into account NetScout’s past financial performance and future expectations, individual performance and experience, and past overall compensation levels. With respect to certain financial goals, that is, the revenue and profits targets, the Compensation Committee places greater weight on achieving those goals, but the Compensation Committee does not assign specific weights, formulas, or rankings to the factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to NetScout’s long-term goals and strategies. In addition, the Compensation Committee uses the following principles to guide its decisions regarding executive compensation:

Pay for Performance

Total compensation should reflect a “pay for performance” philosophy such that a substantial portion of executive compensation should include short- and long-term incentive awards that are tied to the achievement of performance objectives of both NetScout and the individual.

Alignment with Stockholders’ Interests

Total compensation levels should include a component that reflects NetScout’s overall performance through the use of equity-based awards.

Internal Parity

To the extent practicable, and based on individual performance, base salary levels and short- and long-term incentive target levels for similarly-situated executives within NetScout should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

External Competitiveness

Our compensation program strives to ensure that our executives’ total compensation levels are competitive with peer companies so that we can attract and retain high performing key executive talent;

To ensure that our executives’ total compensation levels are competitive, our Compensation Committee, in consultation with our senior management, periodically reviews the compensation policies and practices of other companies in our peer group, which we define to include companies with the following characteristics:

•	Publicly-traded;

•	Primary operations in related technology industries;

•	Similar revenue levels; and

•	Similar number of employees.

However, in assessing competitiveness of compensation, the Compensation Committee does not use individual targets but strives to ensure that compensation is within market ranges.

Avoidance of Excessive Perquisites

Although we will consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, as a general matter, we intend to avoid the payment of excessive, unusual, or unnecessary perquisites to executives.

Elements of our Executive Compensation Program

Consistent with our executive compensation objectives, we have developed an executive compensation program consisting of the following elements:

•	Base Salary;

•	Short-term incentive in the form of an annual cash bonus;

•	Long-term incentive in the form of equity-based awards (restricted stock units, or RSUs); and

•	Benefits/perquisites.

Base salary

Although overall compensation levels for each of NetScout’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies, base salaries are generally set lower than those of executives at similar companies. Consistent with the Company’s compensation philosophy of pay for performance, executive officers’ total compensation mix provides for a significant incentive component, and the bonus eligibility makes total compensation potentially, upon achievement of the bonus, competitive with compensation paid to executives at similar companies. The Compensation Committee, and the Board in the case of our Chief Executive Officer’s compensation, exercises full discretion in setting base salary levels, subject to certain limits with respect to Mr. Singhal, whose base salary may not be reduced below $300,000 without his consent under the terms of his employment agreement with NetScout. Salary decisions for NetScout’s executive officers are generally made near the beginning of each fiscal year.

Short-term cash incentive

Short-term incentive in the form of an annual cash bonus is intended to provide motivation for executives to achieve both NetScout’s annual operating goals and the individual’s annual performance goals. The target amount for the annual bonus opportunity is established at the outset of the fiscal year and is based on a percentage of the executive’s base salary that is intended to be at or above the median percentage offered to similarly-situated executives in our large company peer group. In addition, the Compensation Committee has the flexibility to award additional discretionary bonuses to recognize and reward outstanding individual performance in excess of measurable performance objectives.

The Chief Executive Officer and the other named executive officers are eligible for bonuses only after NetScout generally meets or exceeds Board-approved targets, currently based on revenue and earnings per share, or EPS, targets, that are set to drive our business. If NetScout generally meets or exceeds the targets, the Chief Executive Officer and other named executive officers are eligible for bonuses, but the bonus amounts are then based on attainment of individual goals, contribution to the company-wide goals, and other criteria as may be determined by the Compensation Committee, such as teamwork, ethical behavior and adherence to our corporate values and policies. Individual goals are set at the beginning of each fiscal year. Bonuses generally are paid shortly after the start of NetScout’s fiscal year for the preceding fiscal year.

In support of its emphasis on performance-based incentives, each quarter NetScout accrues the bonus pool for executive officers and for other employees based on the achievement of the corporate performance targets mentioned above. When setting the fiscal year 2010 targets the Compensation Committee considered the company-wide targets reasonably achievable. However, NetScout’s overall performance suffered as a result of the economic downturn, and despite success in navigating a difficult macro-economic client and advancement of key strategic areas, NetScout did not meet all of its revenue and EPS targets set at the beginning of the year leading to a bonus accrual for all employee participants equal to 22% of aggregate bonus target.

Long-term incentive

The Compensation Committee believes that NetScout’s equity incentive program is an important element of our overall compensation program and contributes to the goal of attracting and retaining highly qualified individuals who can contribute to our success. Toward that end, the Compensation Committee has determined that grants should be concentrated, with high performing and high potential individuals receiving the bulk of the grants. Our 2007 Plan permits the granting of share-based awards to employees and officers of NetScout and its subsidiaries. The Compensation Committee administers the 2007 Plan.

The Compensation Committee believes that long-term incentive compensation in the form of restricted stock units, the form of equity that we currently grant, helps to align the interests of management and stockholders and enables executives to develop long-term stock ownership in NetScout. In addition to an executive’s past performance, NetScout’s desire to retain an individual is of paramount importance in the determination of stock-based grants. Such long-term awards also help manage risk by vesting a longer-term stake in the success of the Company.

Benefits/Perquisites

We seek to provide perquisites that are common and appropriate for similarly-situated executives of public companies. In addition to cash and equity compensation, our compensation program comprising various benefits, including medical insurance plans and NetScout’s 401(k) Plan. Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1 million cap, which differs from the two times salary and $500,000 cap available to non-sales employees and two times salary and commission and $500,000 cap available to sales employees. Mr. Singhal is entitled to other benefits discussed below.

Executive Compensation Decisions and Process

General

The Compensation Committee typically meets at least four times annually to coincide with regularly scheduled Board meetings, and more frequently as necessary. The Compensation Committee met seven times and acted by unanimous written consent three times during the fiscal year ended March 31, 2010. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Financial Officer, General Counsel, and other executives who may have input on a given agenda item. The Compensation Committee meetings typically include various members of management as well as outside legal counsel to provide background information or advice, or to otherwise participate in a given meeting. Our Chief Executive Officer is often present and participates in discussions and deliberations regarding the compensation of our executive officers. However, the Compensation Committee exercises complete discretion and has ultimate authority with respect to executive compensation matters, except in the case of the compensation of the Chief Executive Officer, which is approved by the full Board after receiving a recommendation from the Compensation Committee. The Chief Executive Officer assists the Compensation Committee in approving recommendations with respect to executives other than the Chief Executive Officer. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and the Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration. The Chief Operating Officer has no role in determining his own compensation, other than providing the Chief Executive Officer with an assessment of his own performance. Our Chief Executive Officer is not present and does not participate in discussions or deliberations regarding his own compensation, performance, or objectives, whether at Compensation Committee or Board meetings.

Compensation Decision Processes

The Compensation Committee conducts an annual review, over a series of meetings, of the performance and compensation of each of our executive officers, including the Chief Executive Officer. In making decisions, the Compensation Committee takes into account NetScout’s past financial performance and future expectations, individual performance and experience, and past overall compensation levels. The Compensation Committee does not assign specific weights, formulas, or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to NetScout’s long-term goals and strategies provided that the Compensation Committee does place greater emphasis on the achievement of the Company’s overall corporate financial targets in making its determinations.

Although overall base salary levels for each of NetScout’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies, base salaries are generally set lower than those of executives at similar companies. Consistent with the Company’s compensation philosophy of pay for performance, executive officers’ total compensation mix provides for a significant incentive component, and the bonus eligibility makes total compensation potentially, upon achievement of the bonus, competitive with compensation paid to executives at similar companies. Typically, base salary levels for each of NetScout’s executive officers, other than the Chief Executive Officer, are determined after considering the evaluations and recommendations made by the Chief Executive Officer, who applies his own judgment in making compensation recommendations after reviewing our performance, the performance of the executive officer against corporate and personal goals, the executive’s career with the Company, amounts of current and long-term compensation, and special circumstances such as strategic alliances, acquisitions, etc.

Short term cash incentive compensation is based on the attainment of corporate level performance goals and individual goals set at the beginning of each fiscal year. Generally, the corporate level performance goals consist of Board approved revenue and EPS targets. The Chief Executive Officer and the other named executive officers are eligible for bonuses only after NetScout generally meets or exceeds company-wide revenue and EPS targets, except for Mr. Downing whose short term cash incentive compensation consists of both commissions based on NetScout sales and a bonus component. If NetScout meets or exceeds the targets, the Chief Executive Officer and other named executive officers are eligible for bonuses, but the amounts are then based on attainment of individual goals, contribution to the company-wide goals, and other criteria that may be established by the Compensation Committee, such as teamwork, ethical behavior and adherence to our corporate values and policies.

The corporate level performance goals and the individual performance goals are set at the beginning of each fiscal year. The Compensation Committee endeavors to establish goals for executive officers consistent with NetScout’s strategic plan, financial goals, and operating budget for the year. Accordingly, the Compensation Committee generally has the expectation that we will achieve our corporate level goals for the year. In addition, the Chief Executive Officer works with the Chief Operating Officer and each executive officer to establish individual annual performance goals and then presents proposed goals for each executive officer to the Compensation Committee for review and evaluation. The Compensation Committee or the Board provides advice and input on the individual executive goals and approves the goals with any requested changes. Individual executive performance goals are not established or scored in as rigid a manner as the overall corporate level performance goals. Rather, individual executive performance goals are established in a manner that allows for more qualitative and subjective assessment. The Compensation Committee believes that the Chief Executive Officer is in the best position to evaluate the day to day performance of the executives who report to him and to the Chief Operating Officer, and the Compensation Committee believes that deference to the Chief Executive Officer’s evaluation of such executives and his related recommendations is generally appropriate.

When establishing stock-based grant levels for executive officers and other employees, the Compensation Committee considers the existing levels of stock ownership, previous grants of restricted stock units, stock options and other stock-based awards, vesting schedules of previously granted restricted stock units, options and other stock-based awards, and the current stock price. The Compensation Committee annually reviews, with the use of tally sheets, stock-based grants to executive officers and considers the level of outstanding awards as a factor in its determinations with respect to overall compensation for each of the executive officers and the effectiveness of additional awards or other forms of compensation in achieving NetScout’s compensation goals.

NetScout intends, generally, to make equity awards to executive officers at their appointment and then every two years, depending upon performance. During the fiscal year ended March 31, 2010 the Committee did not approve any equity grants to any of the executive officers because it had awarded equity grants to the executive officers in April 2008. In June 2010, our executive officers were awarded RSUs in an amount equal to 198,643 shares in the aggregate, as further discussed below.

Performance Goals

The corporate level goals generally consist of revenue and EPS targets. Such information is extremely confidential and disclosure of the same could cause competitive harm to NetScout. The individual goals for the fiscal year ended March 31, 2010 were adopted at the beginning of the 2010 fiscal year and are set forth below with respect to each applicable officer. To the extent individual goals include revenue, EPS, bookings, order entry or other financial information, such data has been omitted given their confidential nature.

Anil Singhal—President, Chief Executive Officer and Chairman of the Board

•	Develop and drive the near-term growth strategy for the Company to result in an undisclosed increased revenue and EPS on a non-GAAP basis during the 2010 fiscal year.

•	Define a 3-year company strategy expected to result in significant annual growth in revenues based on the combination of organic growth and acquisitions.

•	Gain market share in two strategic vertical markets.

•	Continue to mentor the senior management team and ensure succession planning at two levels of senior management.

•	Motivate and support an active, effective Board, including providing education on competition and the business environment.

Michael Szabados—Chief Operating Officer

•	Develop and drive the near-term growth strategy for the Company to result in an undisclosed increased revenue and EPS on a non-GAAP basis during the 2010 fiscal year.

•	Drive sales productivity improvement through a combination of advanced information technology tools, simplified policies and processes, increased training levels, and improved selling tools.

•	Preserve and grow operating margin without impact on output through a combination of headcount control, discretionary expense control, external supplier savings, and increased product margins.

•	Drive individual revenue upside initiatives in three selected areas.

David Sommers—Senior Vice President, General Operations and Chief Financial Officer, Treasurer, and Secretary

•

Ensure that the Company and the finance team fully comply with current rules and regulations, compliance and revenue recognition standards to avoid any material weakness in Sarbanes-Oxley testing and any financial reporting restatement.

•

Continue to improve finance department support for and collaboration with sales and marketing initiatives and operations through on-going policy reviews, organizational alignment, and process upgrades.

•	Establish a new process for on-going merger & acquisition opportunity monitoring, assessment, and execution as required.

•	Provide sound corporate governance and support for Board processes.

•	Continue to communicate to the investment community to ensure our valuation reflects our true potential as the market leader in our segment.

•	Deliver an undisclosed amount of per share expense savings through a combination of initiatives during the 2010 fiscal year.

John Downing—Senior Vice President, Worldwide Sales

•	Develop a sales strategy, and execution matrix, to deliver an undisclosed percentage of growth in order entry in during the 2010 fiscal year.

•	Grow bookings up to an undisclosed targeted amount in two key verticals.

•	Maintain international order entry proportion up to at least an undisclosed percentage of total order entry.

•	Continue to deliver meaningful, high quality forecasts, as measured by no more than an undisclosed percentage drop between initial forecast and actual gross bookings in any quarter.

•	Develop a process to help the evolution of NetScout to more of a key market focused company.

Jeff Wakely—Vice President of Finance and Chief Accounting Officer

•

Mr. Wakley’s bonus for the 2010 fiscal year was calculated based solely on the bonus paid to the other Named Executive Officers and therefore his performance goals have been omitted. Mr. Wakely resigned from the Company effective May 31, 2010.

Evaluation of Achievement of Performance Goals

Each quarter NetScout accrues the bonus pool for executive officers and for other employees only after achievement of approved, corporate performance targets. As discussed above, these targets are currently based on revenue and EPS goals. When setting the fiscal year 2010 targets the Compensation Committee considered the company-wide targets reasonably achievable. However, NetScout’s overall performance was affected as a result of the economic downturn, and despite successfully navigating the economic downturn and making important advances in key strategic areas of its business, NetScout did not meet all of its quarterly revenue and EPS targets set at the beginning of the year, resulting in a bonus accrual of 22% of the total eligible bonus target. Once the percent of the total eligible bonus target is determined, the individual executive officer bonuses are awarded based on the process outlined above.

With respect to the individual performance goals, the Compensation Committee and the Board, in the case of the Chief Executive Officer’s goals, concluded as follows:

Anil Singhal—President, Chief Executive Officer and Chairman of the Board

FY 2010 Summarized Goals	Conclusion
Revenue/EPS	Not achieved, but successfully navigated difficult macroeconomic environment
Define Growth Strategy	Achieved
Gain market share in two markets	Achieved one of two markets
Mentoring/succession planning	Achieved
Board effectiveness/education	Achieved

Michael Szabados—Chief Operating Officer

FY 2010 Summarized Goals	Conclusion
Revenue/EPS	Not achieved, but successfully navigated difficult macroeconomic environment
Drive sales productivity improvements	Achieved
Preserve and grow operating margin	Achieved
Drive new revenue initiatives	Achieved

David Sommers—Senior Vice President, General Operations and Chief Financial Officer, Treasurer, and Secretary

FY 2010 Summarized Goals	Conclusion
Ensure compliance/accounting standards	Achieved
Business support/process improvements	Partially achieved
M&A initiatives	Achieved
Sound governance/Board Support	Achieved
Investment community communication	Achieved
Expense savings	Achieved

John Downing—Senior Vice President, Worldwide Sales

FY 2010 Summarized Goals	Conclusion
Sales strategy and execution	Achieved
Targeted bookings growth	Achieved
Operating margin	Achieved
Maintain international bookings proportion	Achieved
Attain revenue targets	Not achieved
Develop key market focus program	Achieved

Jeff Wakely—Vice President of Finance and Chief Accounting Officer

With respect to Mr. Wakely, the Committee decided to award him the same bonus percentage as had been allocated to other, more senior officers.

For those goals that are capable of direct measurement the Compensation Committee considers the percentage of goal achievement taking into account developments during the year, including both internal and external factors affecting the company. For goals that are qualitative in nature or are not as susceptible to financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year. The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term stockholder value. During the past fiscal year, the Compensation Committee reviewed preliminary and then definitive strategic plans and worked to ensure that compensation and goals aligned with the corporate strategic goals.

Third Party Data/Peer Group

NetScout uses third party executive pay survey databases and peer group data to assist in compensation decisions. NetScout and the Compensation Committee believe the data is helpful but consider such information as part of a range of factors in determining appropriate compensation levels. Generally, the data is used to confirm that NetScout executives are paid competitively.

The comparison is intended to inform the Compensation Committee’s discussion, but it is not intended to determine compensation in any formulaic way. The Compensation Committee looks to the peer data to ensure that NetScout is paying compensation that is appropriate to accomplish its objectives. The Compensation Committee concluded that third party survey data confirmed that overall compensation for executive officers is generally competitive with that paid to executive officers at similar companies.

The set of publicly traded peer companies is determined and periodically reevaluated based on revenue, net income, number of employees, and similar industry. For comparison purposes we have reviewed compensation data for a group of small companies and for a group of larger companies, because the Company competes with both for employees and because there were few direct comparison companies at the Company’s current size. Those peer companies include the following, divided into companies that are smaller than NetScout based on revenue, net income, and number of employees and companies that are larger than NetScout based on the same criteria:

Smaller Companies	Larger Companies
Acme Packet, Inc.	Blue Coat Systems, Inc.
Ixia	Quest Software, Inc.
OPNET Technologies, Inc.	Red Hat, Inc.
Solar Winds, Inc.	Riverbed Technology, Inc.
Tekelec
Tibco Software, Inc.

During the most recent fiscal year, we revised the list of comparable companies to remove Packeteer, which was acquired by Blue Coat Systems, Inc. on June 1, 2008, and to add Solar Winds as a replacement comparable.

Recent Compensation Decisions With Respect To Our Named Executive Officers

Determinations of fiscal year 2010 base salary and fiscal year 2010 bonus targets were made by the Compensation Committee and the Board, with respect to Mr. Singhal based on the recommendations of the Compensation Committee, at the beginning of fiscal year 2010. In April 2010, the Compensation Committee and the Board, with respect to Mr. Singhal based on the recommendations of the Compensation Committee, approved the actual fiscal year 2010 bonus amounts, fiscal year 2011 salary rates, fiscal year 2011 bonus targets for each of our named executive officers, including Mr. Singhal. In June 2010, equity awards were made to each named executive officer, including Mr. Singhal.

Chief Executive Officer Compensation

Base Salary. Due to the constrained economic environment, our fiscal 2010 financial performance and our desire to contain costs, Mr. Singhal was not granted a base salary increase for either the fiscal year ended March 31, 2010 or the fiscal year ended March 31, 2011. Mr. Singhal’s current base salary is $325,000 per year. Mr. Singhal entered into an employment agreement dated as of January 3, 2007, as amended, with a three-year term that automatically renews each year unless either party elects to terminate the agreement. NetScout entered into the agreement with Mr. Singhal because it wanted to provide Mr. Singhal appropriate incentives in light of additional responsibilities that he took on at the time of the retirement of Mr. Narendra Popat, NetScout’s other co-founder. Under the agreement, Mr. Singhal will be paid an annual base salary of at least $300,000, which base may be increased as determined by the Compensation Committee and approved by the Board and an annual bonus determined by the Compensation Committee in consultation with Mr. Singhal and also subject to Board approval.

Fiscal 2010 Bonus Amount. For fiscal year 2010, the Board established bonus accruals that were expected to range from 50% to 100% of target each quarter, but could have equaled zero percent if the performance goals were not reached. In light of the then current economy and the significant revenue growth required to achieve the 100% accrual level, the Board believed at the time that the bonus accruals at 100% were difficult, but not impossible, to achieve. However, NetScout’s overall performance during fiscal year 2010 was affected as a result of the economic downturn, and despite navigating the economic downturn successfully and making important advances in key strategic areas of its business, NetScout did not meet all of its quarterly revenue and EPS targets set at the beginning of the year, leading to a bonus accrual of 22% of the total bonus target.

The Compensation Committee considered the amount of incentive compensation that should be paid to the Chief Executive Officer based on consideration of a number of factors that it deemed relevant to Mr. Singhal’s performance in fiscal year 2010. In determining Mr. Singhal’s bonus, the Compensation Committee considered NetScout’s financial performance and Mr. Singhal’s non-financial individual goal achievement, experience, and responsibility. However, the Committee determined that the 22% total bonus accrual did not permit meaningful differentiation among the executive officers. The Committee considered the difficult economic environment that NetScout faced, the reduced spending in certain key customer segments, and the positive results achieved in several areas including increased operating margin (from 14% to 18% on a GAAP basis), increased cash of $35 million (cash, cash equivalents and marketable securities), successful product development and releases, and growth in certain market sectors, among other significant achievements over the year.

Following review of NetScout’s overall performance and Mr. Singhal’s attainment of individual objectives, the Committee granted a bonus to Mr. Singhal at 22% of target. The other executive officers, other than Mr. Downing, also received bonuses at 22% of target. The Compensation Committee and the Board believed this was appropriate given the comparable performances by each executive officer, including Mr. Singhal, to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment. Mr. Singhal’s fiscal year 2010 bonus was $132,000, an amount which represented a significant reduction from the bonus granted during the 2009 fiscal year. The range and performance criteria for Mr. Singhal’s bonus are determined by the Compensation Committee in consultation with Mr. Singhal, subject to the approval of the Board.

Fiscal 2011 Bonus Amount. NetScout typically puts greater weight towards incentive compensation, including short term cash incentive compensation, compared to base salary. In April 2010 the Board approved, based on the recommendation of the Compensation Committee, a fiscal year 2011 target bonus for Mr. Singhal of $600,000. This bonus opportunity remains unchanged from the bonus opportunity during fiscal year 2010. In order to be awarded a bonus for fiscal year 2011 NetScout would have to achieve the revenue and EPS targets set by the Board, the terms of which are not disclosed because they represent confidential information, the disclosure of which would result in harm to our ability to compete. The bonus accruals are expected to range from 50% to 100% of target each quarter, but could equal zero percent if the performance goals are not reached. If NetScout meets or exceeds the company-wide performance goals, the Chief Executive Officer bonus will be based upon the attainment of the following individual goals:

•	Develop and drive the near-term growth strategy for the company to result in an undisclosed increased revenue and EPS on a non-GAAP basis during the 2011 fiscal year.

•	Develop and launch innovative high value packet analysis, meta data creation technology and product set within a prescribed time period.

•	Actively evaluate potential strategic acquisitions in the service provider, enterprise, and enabling technology areas.

•	Ensure balance of focus between the enterprise and service provider markets through chartering and leading a corporate business strategy council.

•	Provide on-going board leadership, education and development.

Fiscal 2011 Equity Award. The Compensation Committee has determined that the Chief Executive Officer should receive equity incentives to continue to align interest with those of the stockholders. In the past, the Chief Executive Officer has requested that the Committee not recommend to the Board that he receive equity awards due to his already large stock ownership as co-founder and his desire to reserve the equity incentives for other employees. However, in June of 2010 the Committee determined that it would be appropriate to distinguish clearly between Mr. Singhal’s status and ownership as co-founder and his responsibilities and ownership as the Chief Executive Officer. Accordingly the Committee recommended to the Board that the Chief Executive Officer be considered for additional equity awards consistent with awards being granted to other named executive officers.

In June 2010, the Board approved, based on the recommendation of the Compensation Committee, a grant to Mr. Singhal of restricted stock units, or RSUs, equal to 76,222 shares of our common stock pursuant to our

2007 Plan. The RSUs vest as follows: 25% vests on the first anniversary of the date of grant and the balance vest in equal quarterly installments over the next three years. The Compensation Committee believed that the foregoing grants were appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives, particularly our Chief Executive Officer, are aligned with those of our stockholders.

Other Named Executive Officers’ Compensation

Base Salary. Due to the constrained economic environment, our fiscal 2010 financial performance and our desire to contain costs, none of Messrs. Szabados, Sommers, and Downing were granted a base salary increase for either the fiscal year ended March 31, 2010 or the fiscal year ended March 31, 2011. The base salary information for these officers can be found in the Summary Compensation Table included elsewhere in this proxy statement.

Fiscal 2010 Bonus Amount. For fiscal year 2010, the Board established company-wide revenue and EPS targets with bonus accruals that were expected to range from 50% to 100% of target each quarter, but could have equaled zero percent if the revenue and EPS performance goals were not attained. In light of the then current economy and the significant revenue growth required to achieve the 100% accrual level, the Board believed at the time that the bonus accruals at 100% were difficult, but not impossible, to achieve. However, NetScout’s overall performance during fiscal year 2010 was affected as a result of the economic downturn, and despite navigating the economic downturn successfully and making important advances in key strategic areas of its business, NetScout did not meet all of its quarterly revenue and EPS goals set at the beginning of the year, leading to a bonus accrual of 22% of the total eligible bonus target.

In determining the bonus amount for Messrs. Szabados and Sommers, the Compensation Committee considered NetScout’s financial performance and such officer’s non-financial individual goal achievement, experience, and responsibility. This past fiscal year, however, the Committee determined that the 22% total bonus accrual did not permit meaningful differentiation among the executive officers. The Committee did recognize the difficult economic environment that NetScout faced, the reduced spending in certain key customer segments, and the positive results achieved in several areas including increased operating margin (from 14% to 18% on a GAAP basis), increased cash of $35 million (cash, cash equivalents, and marketable securities), successful product development and releases, and growth in certain market sectors, among other significant achievements over the year.

Similarly, Mr. Wakley’s bonus for the 2010 fiscal year was calculated based solely on the bonus paid to the other Named Executive Officers and therefore his performance goals have been omitted.

Following review of NetScout’s overall performance and such officer’s attainment of individual objectives, the Compensation Committee and the Board granted bonuses to each of Messrs. Szabados and Sommers at 22% of target, across the board. The Compensation Committee and the Board believed this was appropriate given the comparable performances by such executive officers, to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment. Messrs. Szabados and Sommers’ bonus amounts with respect to the 2010 fiscal year can be found in the Summary Compensation Table included elsewhere in this proxy statement, but represents a significant reduction from the bonus granted to them with respect to the 2009 fiscal year.

For fiscal year 2010, Mr. Downing’s compensation, compared to other executive officers’ compensation, was weighted more heavily toward incentive cash compensation based on achievement of sales targets, with a smaller bonus component of a $50,000 target tied to the Company’s performance and his individual performance as with the other executive officers. Mr. Downing’s sales targets for fiscal year 2010 represent confidential information, the disclosure of which would result in harm to our ability to compete.

Fiscal 2011 Bonus Amount. NetScout typically puts greater weight towards incentive compensation, including short term cash incentive compensation, compared to base salary. In April 2010, the Compensation Committee approved target bonuses for Mr. Szabados of $250,000, and Mr. Sommers of $200,000. Their bonus opportunity remains unchanged from the bonus opportunity during fiscal year 2010. Similarly, in April 2010 and modified in June 2010, the Compensation Committee approved a bonus target of $237,500 for Mr. Downing in conjunction with restructuring his incentive compensation to a 50% bonus based on corporate and individual goals and a 50% commission incentive. In order to be awarded a bonus for fiscal year 2011, NetScout would have to achieve the revenue and EPS goals set by the Board, the terms of which are not disclosed because they represent confidential information, the disclosure of which would result in harm to our ability to compete. The bonus accruals are expected to range from 50% to 100% of target each quarter, but could equal zero percent if the performance metrics are not reached. If NetScout meets or exceeds the company-wide performance targets, Messrs. Szabados, Sommers, and Downing bonus amounts will be based upon the attainment of the individual goals discussed below.

Michael Szabados

•	Develop and drive the near-term growth strategy for the Company to result in an undisclosed increased revenue and EPS on a non-GAAP basis during the 2011 fiscal year.

•	Gain market share in two strategic vertical markets, as measured by achieving undisclosed amount of bookings in selected vertical markets.

•	Achieve fiscal year 2011 product development milestones on time.

•	Expand a specified major strategic partnership.

•	Improve process to drive and sharpen focus on marketplace competitiveness across the Company.

David Sommers

•	Develop and drive the near-term growth strategy for the Company to result in an undisclosed increased revenue and EPS on a non-GAAP basis during the 2011 fiscal year.

•	Maintain market valuation yielding a price earnings growth ratio in excess of an undisclosed amount.

•	Research and propose multiple attractive acquisition alternatives in all target areas.

•	Make continued business impacting process improvements.

John Downing

For fiscal year 2011, Mr. Downing’s compensation, compared to other executive officers’ compensation, is weighted more heavily toward incentive cash compensation based on achievement of sales targets, with a bonus component tied to the Company’s performance and individual performance as with the other executive officers. In fiscal 2011, Mr. Downing’s incentive cash compensation is 50% bonus, based on the goals below, and 50% sales commissions, based on overall Company bookings achievement. Mr. Downing’s sales targets for fiscal year 2011 represent confidential information, the disclosure of which would result in harm to our ability to compete. Mr. Downing’s individual goals for 2011 consist of:

•	Achieve an undisclosed amount of bookings during fiscal year 2011.

•	Implement an updated sales compensation plan to drive new business growth.

•	Achieve undisclosed amount in bookings in three key verticals.

•	Increase sales organizational alignment with key verticals.

•	Increase enterprise new account business to an undisclosed percentage of enterprise revenues.

•	Achieve specified expense management.

Fiscal 2011 Equity Award. In June 2010, the Compensation Committee approved grants to Messrs. Szabados, Sommers, and Downing of RSUs equal to following shares of our common stock pursuant to our 2007 Plan:

Name	RSU Grant (shares)
Michael Szabados	54,415
David Sommers	34,003
John Downing	34,003

The RSUs vest as follows: 25% vests on the first anniversary of the date of grant and the balance vest in equal quarterly installments over the next three years. The Compensation Committee believed that the foregoing grants were appropriate in furtherance of our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee felt it was important to ensure that Messrs. Szabados, Sommers and Downing have a significant ongoing equity stake in NetScout so that each is properly incentivized and has long-term interests are aligned with those of our stockholders.

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the Vice President level and above are eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1 million cap, which differs from the two times salary and $500,000 cap available to non-sales employees and two times salary and commission and $500,000 cap available to sales employees. The company also offers a 401(k) plan that allows all employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows employees to put aside the lesser of 60% of their eligible compensation or $16,500 (or $22,000 for individuals at least 50 years of age) for calendar year 2010. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees are eligible on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car.

Post-Termination Compensation

Mr. Singhal’s employment agreement provides that if any of the following three events occur (1) NetScout terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2) Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of NetScout, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,000 per month for a period of seven years. If Mr. Singhal terminates his employment with NetScout for any reason prior to the consummation of a sale of NetScout, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits will vest at a rate of 1.5 years for every year of future service, prorated for any partial year. The Company has projected its future payments for this unfunded obligation at approximately $1.4 million.

In May 2009, NetScout entered into severance agreements with certain of its executive officers, including all of its Named Executive Officers other than its Chief Executive Officer. These agreements are intended to help NetScout retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of NetScout without distraction. With respect to Michael Szabados, David P. Sommers, and John W. Downing, the severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of NetScout (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his then current salary, and, if such termination occurs after a change of control, such officer will also receive a prorated amount of his maximum annual target bonus, based on the months elapsed in such year that in any event will not be less than 50% of his maximum annual target bonus and accelerated vesting of any outstanding unvested equity awards under the 2007 Plan that would have vested or become exercisable within one year of such termination. With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions. Each of the severance agreements listed above contain a three year initial term with one year automatic renewal terms unless NetScout or the respective executive officer elects not to renew the agreement. The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by NetScout or materially breached any of the officer’s agreements with NetScout. The severance agreement with Mr. Sommers replaced his prior severance arrangement with NetScout.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code NetScout cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limit does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s intent, for so long as it is consistent with its overall compensation objectives, to structure executive compensation to minimize application of the deduction limits of Section 162(m) of the Code.

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Management of Risk

Following review and discussion, the Compensation Committee believes that any risks arising from our compensation policies and practices for our employees will not have a material adverse effect on NetScout. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The considerations which led the Compensation Committee to this conclusion include the following:

•

We provide executives with a competitive base salary. We believe these base salary levels mitigate risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics.

•	We use a mixture of compensation elements that is intended to discourage short-term risk taking.

•

Short term incentives in the form of annual performance bonus payouts are generally capped at 100% of the target amount, unless the Compensation Committee or the Board determines that extraordinary performance warrants a higher payout, which the Compensation Committee believes mitigates the likelihood that our executives will take excessive risks.

•

Equity incentive awards are generally granted biennially and generally vest over four years, so executives have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term.

•

We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward risk-taking. The Compensation Committee retains discretion to adjust compensation based on adherence to our values and compliance with programs, among other things.

Conclusion

NetScout’s compensation objectives, its evaluation process, and its work in cooperation with the Compensation Committee are designed to motivate and fairly reward executive officers while supporting the Company’s goals for growth and increasing profitability. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance, both financial and strategic, with its goal of increasing stockholder value over time.

Report of Compensation Committee of the Board of Directors2

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Hadzima, Chair

Stuart M. McGuigan

Stephen G. Pearse

Compensation Committee Interlocks and Insider Participation

Neither Mr. Hadzima, Mr. McGuigan, nor Mr. Pearse was, during the past fiscal year, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee.

•	a director of another entity, one of whose executive officers served on our Compensation Committee. or

[2]	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

The Company has a written policy with respect to “Related Persons Transactions.” Except as specifically provided below, all “Related Person Transactions” require approval or ratification by either our Audit Committee (provided that the transaction involves terms comparable to terms that could be obtained from unrelated third parties), the majority of independent members of our Board, or, in the case of transactions that involve compensation, our Compensation Committee or a majority of our Board. Like other company policies, our Policy with respect to Related Person Transactions is managed on a day to day basis by our management team, including our General Counsel, and to the extent necessary, related matters are discussed with our Board (or a committee thereof) or our outside counsel.

For NetScout, a “Related Person Transaction” is broadly defined as any transaction between NetScout and any Related Person (as defined below), including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, unless such transaction is available to all of our employees generally or if such transaction, when aggregated with any other transactions with such person during such fiscal year, involves less than $5,000.

A “Related Person” means:

i.	a director or executive officer of NetScout, as well as any nominee for director proposed to be elected at the next annual meeting of stockholders;

ii.	a stockholder owning in excess of five percent of NetScout (or its controlled affiliates);

iii.	an immediate family member of the persons listed in Nos. i and ii above (“immediate family” as defined under Item 404 of Regulation S-K under the Securities Exchange Act of 1934); and

iv.	an entity which is owned or controlled by someone listed in i, ii or iii above, or an entity in which someone listed in i, ii or iii above has a substantial ownership interest or control of such entity.

Our Board has determined that our Audit Committee is generally best suited to review and approve Related Person Transactions. If Audit Committee approval is not possible (because it involves terms that are not comparable to terms that could be obtained from unrelated third parties or because of logistical difficulties), or if a transaction involves compensation, such approval may be obtained as provided in the first paragraph of this response. Such Related Person Transactions may be presented for approval or preliminarily entered into by our management subject to ratification by the applicable committee or our Board, provided that if ratification does not occur, our management is obliged to take all reasonable efforts to cancel or annul such transaction. Transactions with Related Persons other than our management cannot be entered into on a preliminary basis.

In determining whether or not to approve a Related Person Transaction, the applicable committee or our Board will also consider whether such transaction would affect the status of a member of our Board as an “independent director” as promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any exchange upon which our securities are traded, or any governmental or regulatory body exercising authority over us. If the result of any such Related Person Transaction is that a majority of our Board would no longer be deemed to be “independent directors” then such transaction will not be approved. Other than as described under “Employment and Other Agreements” and “Post Termination Compensation” above, the Company is not party to any Related Person Transactions with respect to the fiscal year ended March 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2010 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2010.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2010 and 2009:

Audit Fees

Fees for audit services were approximately $ 573,600 and $959,000 for the fiscal years ended March 31, 2010 and 2009 respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services were approximately $139,000 for the fiscal year ended March 31, 2010, including fees associated with services related to review of accounting for significant transactions, and review of our implementation of new accounting pronouncements. There were no audit-related fees for the fiscal year ended March 31, 2009.

Tax Fees

Total fees for tax services were approximately $143,000 and $284,000 for the fiscal years ended March 31, 2010 and 2009 respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $2,000 for the fiscal years ended March 31, 2010, consisting of fees related to research services.

Policy on Audit Committee Pre-approval of Audit and Non-Audit Services

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. The Audit Committee delegated authority to management to approve expense items up to $50,000 provided all such amounts are reported to the Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2010 and 2009 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2010 and 2009 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

EXPENSES AND SOLICITATION

We will bear the cost of solicitation of proxies, and, in addition to soliciting stockholders by mail through our regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have our stock registered in the names of a nominee, and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, or telegraph following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

NetScout Systems, Inc.

WO#

77486

▼  FOLD AND DETACH HERE  ▼

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2.	Please mark your votes as indicated in this example	☒

	FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To elect the three members nominated by our Board to the Board of Directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified. ☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2011.	☐	☐	☐

	Nominees			3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
	(01) Anil K. Singhal
	(02) John R. Egan
	(03) Stuart M. McGuigan
	(INSTRUCTIONS: To with hold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)			PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

*Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

Signature	Signature	Date

You can now access your NetScout Systems, Inc. account online.

Access your NetScout Systems, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for NetScout Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: www. netscout .com/investors

▼ FOLD AND DETACH HERE ▼

NETSCOUT SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 8, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Singhal and David P. Sommers, and each of them, proxies, with full power of substitution, to vote all shares of common stock of NetScout Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, September 8, 2010, at 10:00 a.m. local time, at NetScout Systems Inc., 310 Littleton Road, Westford Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 27, 2010, a copy of which has been received by the undersigned.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250
	(Continued and to be marked, dated and signed, on the other side.)	WO#
77486

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711

SIGNATURE:	DATE:

(THIS BOXED AREA DOES NOT PRINT)